EXHIBIT 99.1
Press Release
TreeHouse Foods, Inc. Reports Third Quarter Results, Reduces 2005 Guidance
Westchester, IL, November 3, 2005 — TreeHouse Foods, Inc. (NYSE: THS) today announced that income from continuing operations was $0.16 per diluted share for the quarter ended September 30, 2005, compared to $0.33 per diluted share in the third quarter of 2004. Results for the 2005 quarter include $0.09 per share of expense recognized under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which TreeHouse adopted this quarter.
For the nine months ended September 30, 2005, income from continuing operations per diluted share was $0.57 compared to $1.16. Results for 2005 include $0.09 per share from the adoption of FAS123R, recorded in the third quarter. Results for 2005 also include a reduction in diluted earnings per share of $.26 for other operating expense, which are primarily the non-recurring costs of accomplishing the spin-off of TreeHouse from Dean Foods Company (NYSE:DF) completed on June 27, 2005. Excluding these two items, income from continuing operations would have been $0.25 per share for the third quarter, compared to $0.33 in 2004, and $0.92 per share for the nine months ended September 30, 2005 vs. $1.16 in 2004.
Commenting on the third quarter results, Sam K. Reed, Chairman and CEO, said, “The third quarter posed new challenges as we encountered both weakening sales and increasing cost pressures in September. Normal shipments and operations were also disrupted by cucumber crop disease and hurricane related sugar refinery closures. Margins were adversely affected as pickle and powder processing was curtailed by supply interruptions while retail pickle sales declined in a soft market.”
TreeHouse adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, at the beginning of the third quarter of 2005. The total amount of expense recognized was $4.8 million in the quarter. The expense was primarily attributable to the restricted stock and restricted stock units granted to TreeHouse’s management investors on June 28, 2005 under the terms of agreements with Dean Foods in conjunction with the spin-off of TreeHouse from Dean Foods. Both the restricted stock and restricted stock units are subject to performance conditions for vesting.
Net sales for the third quarter of 2005 totaled $171.9 million, an increase of 1.6% over the third quarter of 2004. Increases in non-dairy powdered creamer and other product sales more than offset declines in pickle sales.
SEGMENT RESULTS
Pickle segment net sales for the third quarter decreased by approximately $3.6 million driven primarily by declining volumes. Adjusted gross margin rose by $0.7 million to 13.2% of net sales, compared to 11.7% in the year ago quarter. Adjusted gross margin is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance. The margin in the quarter is below the year to date rate of 13.8% in 2005 and the full year rate of 14.9% in 2004, reflecting cost increases and the negative impact on overhead of reduced volumes. Cost increases in the quarter included higher utility, glass and plastic container costs.
Powder segment sales increased $2.9 million or 4.8% in the third quarter, almost all due to volume. Adjusted gross margin fell by $1.1 million and declined as a percentage of net sales from 17.2% to 14.6%. The decline in margin was primarily due to increases in raw material, plastic packaging and utility costs which have not been completely passed through to customers by higher prices. In addition, TreeHouse started up a powder dryer expansion project at its Pecatonica, IL plant in the third quarter which incurred higher than expected start-up costs.

OUTLOOK FOR THE REMAINDER OF 2005
TreeHouse has revised its earnings guidance for 2005 to reflect the adoption of FAS123R and current business conditions. Quarterly expense for restricted stock, restricted stock units and stock options is expected to be about $4.8 million pre-tax or $0.09 per diluted share each quarter, starting with the third quarter of 2005. This expense is expected to remain at this level through 2006. Business conditions currently indicate sales softness and cost increases caused by underlying energy costs and pickle crop costs. Higher costs of oil and natural gas have had a disproportionate impact on TreeHouse, affecting plant operating costs, cucumber crop hauling, glass container costs and plastic container costs. Softer sales have caused lost margin and lower overhead absorption. Sales outlook is lowered to the range of $685 to $690 million, reported operating earnings to $41 to $43 million, and reported diluted earnings per share to $0.66 to $0.70. The expected effective tax rate on income from continuing operations before non-deductible spin-off transaction costs is 39.4%. Included in the earnings per share projection are $0.19 for expenses under FAS123R and $0.26 for other operating expense, resulting in a range of $1.11 to $1.15 excluding these items.
Commenting on the revision to the outlook, Sam K. Reed said, “We are working diligently with our private label, foodservice and industrial customers to implement price increases to offset structural cost increases. Our primary inputs have been affected by escalating oil and natural gas costs following recent supply interruptions. We have absorbed higher freight, fuel and packaging expenses and expect increased costs for sweeteners. Recovery of pickle and powder margins, both through pricing and productivity gains, is now the immediate mandate at TreeHouse.”
CONFERENCE CALL WEBCAST
A webcast to discuss the company’s financial results will be held at 10:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Webcast” section of the company website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Registration Statement on Form 10 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Investor Relations
TreeHouse Foods, Inc.
(708) 483-1300 Ext. 1332

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net sales	$171,872	$169,203	$523,255	$515,133
Cost of sales	137,596	133,392	410,671	397,260

Gross profit	34,276	35,811	112,584	117,873
Operating expenses:
Selling and distribution	14,256	15,111	45,036	46,322
General and administrative	10,513	2,426	19,752	8,160
Management fee paid to Dean Foods	—	1,575	2,940	4,725
Other operating (income) expense — net	(317)	—	6,962	—
Amortization expense	452	352	1,280	1,024

Total operating expenses	24,904	19,464	75,970	60,231

Operating income	9,372	16,347	36,614	57,642
Other (income) expense:
Interest expense, net	403	180	768	545
Other (income) expense, net	—	(20)	(66)	79

Total other (income) expense	403	160	702	624

Income from continuing operations before income taxes	8,969	16,187	35,912	57,018

Income taxes	4,016	5,950	18,040	21,043

Income from continuing operations	4,953	10,237	17,872	35,975

Loss from discontinued operations, net of tax	(53)	(9,071)	(648)	(9,345)

Net income	$4,900	$1,166	$17,224	$26,630

Weighted average common shares:
Basic	30,833	30,801	30,812	30,801
Diluted	31,075	31,060	31,095	31,060
Basic earnings per common share:
Income from continuing operations	$0.16	$0.33	$0.58	$1.17
Loss from discontinued operations, net of tax	—	(0.29)	(0.02)	(0.30)

Net income	$0.16	$0.04	$0.56	$0.87

Diluted earnings per common share:
Income from continuing operations	$0.16	$0.33	$0.57	$1.16
Loss from discontinued operations, net of tax	—	(0.29)	(0.02)	(0.30)

Net income	$0.16	$0.04	$0.55	$0.86

Supplemental Information:
Depreciation and Amortization	4,435	4,135	12,688	12,382
Expense under FAS123R, before tax	4,804	—	4,804	—

Segment Information:
Pickle Segment
Net Sales	76,045	79,655	244,046	258,725
Adjusted Gross Margin	10,033	9,339	33,654	39,103
Adjusted Gross Margin Percent	13.2%	11.7%	13.8%	15.1%

Powder Segment
Net Sales	62,630	59,745	188,468	171,479
Adjusted Gross Margin	9,151	10,255	29,967	29,518
Adjusted Gross Margin Percent	14.6%	17.2%	15.9%	17.2%